IDEXX Laboratories Announces First Quarter Results

- Delivers first quarter organic revenue growth of 8%, driven by 13% international revenue gains and strong instrument placements globally

- Reports first quarter EPS of $0.89, up 10% from prior year

- Raises 2014 organic revenue growth outlook to 8%-9%

WESTBROOK, Maine, April 25, 2014 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that revenues for the first quarter of 2014 increased 8% versus the prior year period to $360.2 million. Organic revenue growth1 was also 8%. Earnings per diluted share ("EPS") for the quarter ended March 31, 2014 increased 10% from the prior year period to $0.89. The first quarter of 2013 included the retroactive extension of the federal research and development tax credit, and the associated tax benefit related to that quarter, which added $0.06 to first quarter 2013 EPS, and a loss resulting from a third-party service provider's bankruptcy, which reduced first quarter 2013 EPS by $0.05. As the research and development tax credit expired as of January 1, 2014, no benefit from this provision was included in first quarter 2014 results.

"In the first quarter we saw continued strong revenue growth on a global basis across the business, driven by the organic revenue growth of our Companion Animal Group. We achieved strong double-digit growth in Europe and Asia Pacific and solid 8% growth in North America, normalized for changes in distributor inventories year over year," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"In the North American veterinary market, we have received very positive responses to our new product innovations, including the Catalyst One™ chemistry analyzer, the SNAP Pro™ Mobile Device, and VetConnect® PLUS. The Catalyst One introductory offer in North America, and strong chemistry placements in our international markets, helped us achieve a 36% growth in Catalyst unit placements versus Q1 of 2013. Notably, competitive and new customer placements for the Catalyst platform were over 50% of the total. This global placement momentum bodes well for future growth in recurring instrument consumable revenues," further commented Ayers.

"We also see market validation from last year's transformation of the North American diagnostic sales and marketing organization, with further improvements in customer loyalty and the sustained growth in diagnostics utilization by our customers. The investments we've made in strengthening our commercial organization in North America and globally are strengthening the bonds between pets, pet owners and veterinary practices, raising the quality of pet healthcare, and accelerating IDEXX's growth. Accordingly, our success with these strategies in the first quarter of 2014 gives us confidence to raise our revenue guidance for the full year," added Ayers.

Revenue Performance for the First Quarter

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" for the three months ended March 31, 2014 and 2013 in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the first quarter of 2014 were $301.6 million compared to $276.9 million for the first quarter of 2013. Organic revenue growth of 9.2% was due primarily to an increase in recurring revenues within our CAG portfolio, including reference laboratory diagnostic and consulting services and IDEXX VetLab® consumables. Additionally, organic revenue growth was driven by international placements of our Catalyst Dx® and ProCyte Dx® instruments and also benefited from the sale of over 1,200 units of our new SNAP Pro™ Mobile Device, which was launched during the first quarter of 2014.

The increase in reference laboratory diagnostic and consulting services revenue was due primarily to the impact of higher testing volumes throughout our worldwide network of laboratories resulting from increased testing from existing customers. The acquisition of new customers and improved customer retention also contributed to higher volumes. To a lesser extent, revenues were also favorably impacted by higher average unit sales prices due to price increases.

Our VetLab consumables revenue benefited primarily from higher unit volumes from growth of our Catalyst Dx and ProCyte Dx install base as a result of the acquisition of new customers, as well as an increase in testing from existing customers who upgraded to these instruments. To a lesser extent, revenues were also favorably impacted by higher average unit sales prices due to price increases.

Water. Water revenues for the first quarter of 2014 were $21.4 million compared to $20.7 million for the first quarter of 2013. Organic revenue growth of 2.5% was due primarily to higher sales of our Colilert® products, due primarily to higher sales volumes in North America and the Asia Pacific region, and higher sales volumes of our Enterolert® products worldwide. Higher sales volumes resulted primarily from the acquisition of new customers.

Livestock, Poultry and Dairy. Livestock, Poultry and Dairy ("LPD") revenues for the first quarter of 2014 were $31.4 million compared to $28.0 million for the first quarter of 2013. Organic revenue growth of 5.2% resulted primarily from higher sales volumes of certain bovine test products in Europe and increased sales volumes in the Asia Pacific region of our Dairy SNAP tests used for the detection of antibiotic residues and the contaminant Aflatoxin M1 in milk. These favorable factors were partly offset by lower sales volumes of Bovine Spongiform Encephalopathy tests resulting from changes in European Union testing requirements and lower average unit sales prices in Europe for our Bovine Viral Diarrhea Virus test products. The acquisition of a Brazilian distributor of our products in the third quarter of 2013 added 5.3% to reported growth.

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2014 increased 9.9% to $202.1 million from $184.0 million for the first quarter of 2013. As a percentage of total revenue, gross profit increased to 56.1% from 55.4% for the prior year period. The increase in the gross profit percentage was due primarily to lower overall VetLab product costs, price increases for our reference laboratory diagnostic and consulting services, rapid assay test products and VetLab consumables, and a reduction of royalty expense resulting from a recently executed agreement with a licensor of patents related to the sale of certain swine tests. These favorable factors were partly offset by higher relative sales of CAG Diagnostics capital which yield lower relative margins.

Selling, general and administrative ("SG&A") expense for the first quarter of 2014 was $108.9 million, or 30.2% of revenue, compared to $101.0 million, or 30.4% of revenue, for the first quarter of 2013. The increase in SG&A expense was due primarily to higher personnel-related costs, partly offset by a loss incurred resulting from the bankruptcy of a third-party service provider during the first quarter of 2013, as noted above. Higher personnel-related costs were the result of investment in our commercial organizations in all major regions, including our North American sales force expansion completed in the second half of 2013, as well as higher commissions resulting from improved sales performance. Personnel-related costs for the first quarter of 2014 also reflect an increase in our sales force and administrative personnel internationally, including a direct sales force added in the Nordics over the first quarter of 2013 and through the acquisition of a Brazilian distributor of our products in the third quarter of 2013.

Research and development ("R&D") expense for the first quarter of 2014 was $23.1 million, or 6.4% of revenue, compared to $21.8 million, or 6.6% of revenue, for the first quarter of 2013. The increase in R&D expense resulted primarily from higher personnel-related costs, partly offset by lower external product development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2014.

Outlook for 2014

The Company provides the following updated guidance for the full year ending December 31, 2014.

  Revenues for the full year are now expected to be in the range of $1.495 billion to $1.51 billion, which represents reported revenue growth of 8.5% to 9.5% and organic revenue growth of 8% to 9% compared to 2013. This compares to prior guidance for organic revenue growth of 7% to 8%. When adjusted for the deferred revenue impacts of our Catalyst One introductory offer in 2014, we expect organic revenue growth of 8.5% to 9.5%.
  EPS for the full year are expected to be in the range of $3.76 to $3.86, unchanged from guidance provided on our February 4, 2014 earnings call. The Company has chosen to leverage benefits from higher expected revenue growth this year to increase investments in global commercial capability and other initiatives supporting long-term growth. Our guidance does not assume that the R&D tax credit will be extended in 2014. When normalized for the items included in the GAAP and non-GAAP outlook table below, non-GAAP EPS growth2 is projected to be 11% to 14%.
  Free cash flow3 for the full year is expected to be approximately 95% to 100% of net income.
  Capital expenditures for the full year are expected to be approximately $80 million.

The above guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.37, the British pound at $1.67, the Canadian dollar at $0.91, the Australian dollar at $0.93 and the Japanese yen at ¥102 to the U.S. dollar for the balance of 2014. A 1% strengthening of the U.S. dollar would decrease revenue by approximately $5.0 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations.

GAAP and Non-GAAP Outlook

We believe that including the following GAAP and non-GAAP financial measures of normalized EPS in our outlook for the year ending December 31, 2014 is useful to provide supplemental information regarding the performance of our business and to facilitate period-over-period comparisons of the performance of our business.

	Guidance Range 2014		2013
	Low	High
EPS	$3.76	$3.86	$3.48
EPS Growth	8%	11%

Third-party service provider bankruptcy	-	-	$0.05
Federal R&D tax credit related to 2012 and 2013	-	-	($0.10)
Net changes in foreign currency exchange rates	-	-	($0.03)

Non-GAAP EPS	$3.76	$3.86	$3.40
Non-GAAP EPS Growth	11%	14%

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1074 or 1-651-291-0900 and reference confirmation code 324756. An audio replay will be available through May 2, 2014 by dialing 1-320-365-3844 and referencing replay code 324756.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at http://www.idexx.com and will be available for one year.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 7, 2014, at 10:00 a.m. (Eastern) at IDEXX Laboratories, One IDEXX Drive, Westbrook, Maine.

Chairman and Chief Executive Officer Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting via a link on the Company's website, http://www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (Eastern) on that day via the same link and will be available for 14 days.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water, milk and food. Headquartered in Maine, IDEXX Laboratories employs over 5,500 people and offers products to customers in over 175 countries.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release: To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See reconciliations included elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectation of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors;the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of increased competition, technological advances by our competitors; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the U.S. dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013,in the section captioned "Risk Factors."

1 Organic revenue growth is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP financial measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the first quarter of 2014 excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 0.2%, and revenue from business acquisitions, which contributed 0.7% to revenue growth. Effective January 1, 2014, we changed our methodology for calculating the impact of changes of foreign currency exchange rates. This change did not have a material impact on organic revenue growth previously disclosed for the three months ended March 31, 2013. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

2 Non-GAAP EPS is a non-GAAP financial measure and excludes a charge resulting from a third-party service provider bankruptcy in 2013, the impact of the retroactive extension of the federal R&D tax credit associated with the 2012 tax year that was recorded in the first quarter of 2013, the full year impact of the 2013 federal R&D tax credit, and the net impacts of changes in foreign currency exchange rates. In addition, non-GAAP EPS growth is a non-GAAP financial measure and represents the percentage change in projected non-GAAP EPS for 2014 compared to non-GAAP EPS for 2013. In regards to changes in foreign currency exchange rates, this measure represents the change in EPS resulting from the difference between the average exchange rates assumed in our guidance for the twelve months ending December 31, 2014 and the average exchange rates for the twelve months ending December 31, 2013, applied to net income for the twelve months ending December 31, 2013. Previously, our methodology would have applied the difference between average exchange rates to net income for the twelve months ending December 31, 2014. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

3 Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Please refer to our reconciliation below for our calculation of free cash flow for the three months ended March 31, 2014 and 2013. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2014	2013
Revenue:	Revenue	$ 360,203	$ 332,106
Expenses and
Income:	Cost of revenue	158,106	148,132
	Gross profit	202,097	183,974
	Sales and marketing	67,848	59,397
	General and administrative	41,089	41,631
	Research and development	23,114	21,758
	Income from operations	70,046	61,188
	Interest expense, net	(2,303)	(391)
	Income before provision for income taxes	67,743	60,797
	Provision for income taxes	21,150	15,930
Net Income:	Net income	46,593	44,867
	Less: Noncontrolling interest in subsidiary's
	earnings	8	7
	Net income attributable to stockholders	$ 46,585	$ 44,860
	Earnings per share: Basic	$ 0.90	$ 0.82
	Earnings per share: Diluted	$ 0.89	$ 0.81
	Shares outstanding: Basic	51,617	54,588
	Shares outstanding: Diluted	52,338	55,490

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2014	2013
Operating	Gross profit	56.1%	55.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.2%	30.4%
revenue):	Research and development expense	6.4%	6.6%
	Income from operations[1]	19.4%	18.4%

International	International revenue (in thousands)	$ 152,609	$ 135,531
Revenue:	International revenue as percentage of
	total revenue	42.4%	40.8%

1Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2014	Revenue	2013	Revenue
Revenue:	CAG	$ 301,588		$ 276,941
	Water	21,421		20,666
	LPD	31,351		28,039
	Other	5,843		6,460
	Total	$ 360,203		$ 332,106

Gross Profit:	CAG	$ 165,529	54.9%	$ 150,239	54.2%
	Water	13,931	65.0%	13,494	65.3%
	LPD	19,841	63.3%	15,876	56.6%
	Other	3,401	58.2%	3,188	49.4%
	Unallocated Amounts	(605)	N/A	1,177	N/A
	Total	$ 202,097	56.1%	$ 183,974	55.4%

Income from
Operations:	CAG	$ 55,864	18.5%	$ 51,309	18.5%
	Water	8,116	37.9%	8,355	40.4%
	LPD	6,460	20.6%	4,836	17.2%
	Other	589	10.1%	435	6.7%
	Unallocated Amounts	(983)	N/A	(3,747)	N/A
	Total	$ 70,046	19.4%	$ 61,188	18.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$301,588	$276,941	$24,647	8.9%	(0.4%)	0.1%	9.2%
Water	21,421	20,666	755	3.7%	-	1.2%	2.5%
LPD	31,351	28,039	3,312	11.8%	1.3%	5.3%	5.2%
Other	5,843	6,460	(617)	(9.6%)	0.2%	-	(9.8%)
Total	$360,203	$332,106	$28,097	8.5%	(0.2%)	0.7%	8.0%

Net CAG Revenue	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$258,763	$239,568	$19,195	8.0%	(0.5%)	0.1%	8.4%
VetLab consumables	84,321	75,783	8,538	11.3%	(0.3%)	-	11.6%
VetLab service and accessories	13,093	12,053	1,040	8.6%	-	-	8.6%
Rapid assay products	43,059	44,083	(1,024)	(2.3%)	(0.4%)	-	(1.9%)
Reference laboratory diagnostic and consulting services	118,290	107,649	10,641	9.9%	(0.7%)	0.3%	10.3%
CAG Diagnostics capital - instruments	18,565	15,835	2,730	17.2%	1.5%	-	15.7%
Customer information management and digital imaging systems	24,260	21,538	2,722	12.6%	(0.6%)	-	13.2%
Net CAG revenue	$301,588	$276,941	$24,647	8.9%	(0.4%)	0.1%	9.2%

1 The percentage change from currency is a non-GAAP financial measure. Effective January 1, 2014, this measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2014 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended March 31, 2013. Under our methodology used prior to January 1, 2014, we calculated the percentage change in revenue resulting from the difference between the average exchange rates during the most recently completed three month period and the same period of the prior year applied to foreign currency denominated revenues for the most recently completed three month period. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

2 The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended March 31, 2014 compared to the three months ended March 31, 2013 attributed to acquisitions subsequent to December 31, 2012.

3 Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended March 31, 2014 compared to the three months ended March 31, 2013 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2014	2013
Assets:	Current Assets:
	Cash and cash equivalents	$ 286,203	$ 279,058
	Accounts receivable, net	179,919	158,038
	Inventories	141,134	133,427
	Other current assets	75,910	82,183
	Total current assets	683,166	652,706
	Property and equipment, net	282,226	281,214
	Other long-term assets, net	296,932	296,596
	Total assets	$ 1,262,324	$ 1,230,516
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 42,794	$ 29,941
	Accrued liabilities	134,519	148,919
	Debt	316,050	278,035
	Deferred revenue	23,810	21,458
	Total current liabilities	517,173	478,353
	Long-term debt, net of current portion	150,090	150,359
	Other long-term liabilities	82,809	83,590
	Total long-term liabilities	232,899	233,949

	Total stockholders' equity	512,216	518,186
	Noncontrolling interest	36	28
	Total equity	512,252	518,214
	Total liabilities and stockholders' equity	$ 1,262,324	$ 1,230,516

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2014	2013	2013	2013	2013
Selected
Balance Sheet	Days sales outstanding[1]	42.8	39.9	41.9	41.2	40.8
Information:	Inventory turns[2]	1.8	1.9	1.7	1.7	1.7

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2014	March 31, 2013
Operating:	Cash Flows from Operating Activities:
	Net income	$ 46,593	$ 44,867
	Non-cash charges	17,014	19,416
	Changes in assets and liabilities	(23,342)	(37,918)
	Tax benefit from share-based compensation arrangements	(6,747)	(5,310)
	Net cash provided by operating activities	33,518	21,055
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(11,298)	(20,132)
	Proceeds from disposition of pharmaceutical product lines	-	3,500
	Acquisition of intangible assets	(175)	(659)
	Acquisition of a business, net of cash acquired	(1,161)	-
	Net cash used by investing activities	(12,634)	(17,291)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	38,000	48,000
	Debt issue costs	(139)	-
	Payment of notes payable	(253)	(238)
	Repurchases of common stock	(70,279)	(63,778)
	Proceeds from the exercise of stock options and employee stock purchase plans	10,964	12,958
	Tax benefit from share-based compensation arrangements	6,747	5,310
	Net cash (used) provided by financing activities	(14,960)	2,252
	Net effect of changes in exchange rates on cash	1,221	(1,638)
	Net increase in cash and cash equivalents	7,145	4,378
	Cash and cash equivalents, beginning of period	279,058	223,986
	Cash and cash equivalents, end of period	$ 286,203	$ 228,364

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31, 2014	March 31, 2013
Free Cash
Flow:	Net cash provided by operating activities	$ 33,518	$ 21,055
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	6,747	5,310
	Purchases of property and equipment	(11,298)	(20,132)
	Free cash flow	$ 28,967	$ 6,233

1 Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2014	2013
Share repurchases during the period	616	732
Average price paid per share	$ 122.17	$ 92.75

Shares remaining under repurchase authorization as of March 31, 2014 totaled 2,385,968.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

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